SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             _____________________

                                SCHEDULE 13G/A
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)1



                         GulfTerra Energy Partners, LP
--------------------------------------------------------------------------------
                               (Name of Issuer)



                                  Common Unit
--------------------------------------------------------------------------------
                        (Title of Class of Securities)



                                   40274U108
--------------------------------------------------------------------------------
                                (CUSIP Number)


      Check the appropriate box to designate the rule pursuant to which this
      Schedule is filed:

      [X]      Rule 13d-1(b)

      [ ]      Rule 13d-1(c)

      [ ]      Rule 13d-1(d)


___________________________

1     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------                 ---------------------------------
CUSIP No.  40274U108               13G/A                    Page 2 of 7 Pages
------------------------------                 ---------------------------------

-------- -----------------------------------------------------------------------
  1.     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Fletcher Asset Management, Inc.
-------- -----------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
-------- -----------------------------------------------------------------------
  3.     SEC USE ONLY

-------- -----------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION                        Delaware

--------------------------- ------ ---------------------------------------------
                             5.    SOLE VOTING POWER                        0
     NUMBER OF
      SHARES                ------ ---------------------------------------------
    BENEFICIALLY             6.    SHARED VOTING POWER                      0
     OWNED BY
       EACH                 ------ ---------------------------------------------
     REPORTING               7.    SOLE DISPOSITIVE POWER                   0
    PERSON WITH
                            ------ ---------------------------------------------
                             8.    SHARED DISPOSITIVE POWER                 0

-------- -----------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       0

-------- -----------------------------------------------------------------------
  10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

-------- -----------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  0%

-------- -----------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*                                          IA

-------- -----------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                 ---------------------------------
CUSIP No.  40274U108               13G/A                    Page 3 of 7 Pages
------------------------------                 ---------------------------------

-------- -----------------------------------------------------------------------
  1.     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Alphonse Fletcher, Jr.
-------- -----------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
-------- -----------------------------------------------------------------------
  3.     SEC USE ONLY

-------- -----------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION                      United States

--------------------------- ------ ---------------------------------------------
                             5.    SOLE VOTING POWER                        0
     NUMBER OF
      SHARES                ------ ---------------------------------------------
    BENEFICIALLY             6.    SHARED VOTING POWER                      0
     OWNED BY
       EACH                 ------ ---------------------------------------------
     REPORTING               7.    SOLE DISPOSITIVE POWER                   0
    PERSON WITH
                            ------ ---------------------------------------------
                             8.    SHARED DISPOSITIVE POWER                 0

-------- -----------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       0

-------- -----------------------------------------------------------------------
  10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

-------- -----------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  0%

-------- -----------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*                                          HC

-------- -----------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:
----------        ---------------

                  GulfTerra Energy Partners, LP

Item 1(b).        Address of Issuer's Principal Executive Offices:
----------        ------------------------------------------------

                  4 Greenway Plaza
                  Houston, Texas 77046

Item 2(a).        Names of Persons Filing:
----------        ------------------------

                  Fletcher Asset Management, Inc. ("FAM") and
                  Alphonse Fletcher, Jr.

Item 2(b).        Address of Principal Business Office or, if none, Residence:
----------        ------------------------------------------------------------

                  HSBC Tower, 29th Floor
                  452 Fifth Avenue
                  New York, New York 10018

Item 2(c).        Citizenship:
----------        ------------

                  FAM is a corporation organized under the laws of the State of Delaware. Alphonse Fletcher, Jr. is a citizen of the United States.

Item 2(d).        Title of Class of Securities:
----------        -----------------------------

                  Common Unit

Item 2(e).        CUSIP Number:
----------        -------------

                  40274U108

Item 3.           If this statement is filed pursuant to Rule 13d-1(b), or
-------           Rule 13d-2(b) or (c), check whether the person filing is a:
                  -----------------------------------------------------------

         (a)      [  ]   Broker or dealer registered under Section 15 of the
                         Exchange Act;

         (b)      [  ]   Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c)      [  ]   Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act;

         (d)      [  ]   Investment company registered under Section 8 of the
                         Investment Company Act;

         (e)      [X ]   An investment adviser in accordance with
                         Rule 13d-1(b)(1)(ii)(E);

         (f)      [  ]   An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)      [X]    A parent holding company or control person in
                         accordance with Rule 13d-1(b)(ii)(G);

         (h)      [  ]   A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

         (i)      [  ]   A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act; or

         (j)      [  ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box
         [ ].

Item 4.         Ownership.
-------         ---------

         (a)    Amount Beneficially Owned:
                -------------------------

                0 shares

         (b)    Percent of Class:
                ----------------

                0%

         (c)    Number of shares as to which FAM has:
                ------------------------------------

                (i)    Sole power to vote or to direct the vote:
                       ----------------------------------------

                       0 shares

                (ii)   Shared power to vote or to direct the vote:
                       ------------------------------------------

                       0 shares

                (iii)  Sole power to dispose or to direct the disposition of:
                       -----------------------------------------------------

                       0 shares

                (iv)   Shared power to dispose or to direct the disposition  of:
                       --------------------------------------------------------

                       0 shares

Item 5.         Ownership of Five Percent or Less of a Class.
-------         --------------------------------------------

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check this box [X].

Item 6.         Ownership of More Than Five Percent on Behalf of Another Person.
-------         ---------------------------------------------------------------

                Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
                ---------------------------------------------------------

                This Schedule 13G/A Amendment No. 1 is filed by FAM and Mr. Fletcher.

Item 8.         Identification and Classification of Members of the Group.
-------         ---------------------------------------------------------

                Not Applicable

Item 9.         Notice of Dissolution of Group.
-------         ------------------------------

                Not Applicable

Item 10.        Certifications.
--------        --------------

                By signing below Fletcher Asset Management, Inc. and Alphonse Fletcher, Jr. certify that, to the best of their knowledge and belief, the securities referred to above were acquired and were held in the ordinary course of business and were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and were not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE
                                   ---------


         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2005


                                          Fletcher Asset Management, Inc.


                                          By: /s/ Peter Zayfert
                                             ----------------------------------
                                             Name:  Peter Zayfert
                                             Title: Executive Vice President


                                          Fletcher Asset Management, Inc.


                                          By: /s/ Patrick Huvane
                                             ----------------------------------
                                             Name:  Patrick Huvane
                                             Title: Chief Financial Officer


                                          Alphonse Fletcher, Jr.,
                                          in his individual capacity


                                          By: /s/ Denis J. Kiely
                                             ----------------------------------
                                             Name:   Denis J. Kiely for
                                                     Alphonse Fletcher, Jr.
                                             *By Power of Attorney, dated
                                             February 14, 2001, attached as
                                             Exhibit A hereto.

                                                                     Exhibit A



                               Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below revokes all prior Power of Attorney and appoints Denis J. Kiely to act severally as attorney-in-fact for the undersigned solely for the purpose of executing reports required under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and filing the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission thereby ratifying and confirming all that said attorney-in-fact may do or cause to be done by virtue hereof.

Signed:   /s/ Alphonse Fletcher Jr.
          ----------------------------
           Alphonse Fletcher Jr.

Dated:  February 14, 2001